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Exhibit 5.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

Telephone:	(212) 318-3000	Facsimile:	(212) 318-3400

July 18, 2005

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268

Dear Sirs:

        We have acted as counsel to Republic Airways Holdings Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act") of a Registration Statement on Form S-3 (the "Registration Statement"), relating to an aggregate of up to 8,912,500 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock") (including up to 1,162,500 shares of Common Stock which may be purchased by the underwriters if the underwriters exercise the option granted to them by the Company to cover over-allotments, if any). In so acting, we have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinion set forth below is limited to the internal corporate law of the State of Delaware.

        We assume that appropriate action will be taken, prior to the offer and sale of the shares of Common Stock, to register and qualify such shares for sale under applicable state and securities or "blue sky" laws.

        Based on the foregoing, we advise you that in our opinion the shares of Common Stock being sold pursuant to the Registration Statement have been duly and validly authorized and, when issued and sold in the manner contemplated by the Purchase Agreement, dated as of July 18, 2005, between the Company and the underwriters (the "Purchase Agreement") and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Purchase Agreement, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.

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Fulbright & Jaworski L.L.P. A Registered Limited Liability Partnership 666 Fifth Avenue, 31st Floor New York, New York 10103-3198 www.fulbright.com